EXHIBIT 10.26





[LOGO]                              [LOGO]  Tecumseh Holdings
                                            Corporation

New York Metro Area                         Los Angeles Metro Area
115 River Rd. Bldg. 12, Ste. 1205           15260 Ventura Blvd. Ste. 2200
Edgewater, New Jersey 07020                 Sherman Oaks, California 91403
Telephone 201-313-1600                      Telephone 800-356-4411
Fax 201-313-7249                            Fax 818-528-3525

                                            As of November 1, 2002


I.T. Technology, Inc.
15303 Ventura Boulevard
Ninth Floor
Sherman Oaks, CA 91403

Attention of Jonathan Herzog

Re: Investment and Merchant Banking Consulting Services to be rendered to I.T.Technologies, Inc. (the "Company") by Tecumseh Holdings Corporation (the "Consultant")

Dear Sirs:

This letter will serve to confirm our agreement with respect to the captioned matter. Our agreement (the "Agreement") is based upon the following premises (the "recitals").

A. The Company is a publicly-held company which has recently been listed for trading on the Frankfurt Stock Exchange (Frankfurter Wertpapierborse) and has recently completed and closed a private offering of shares of its common stock (the "Offering") Under the circumstances of its expanded financial operations, the Company will forthwith require financial consulting services to build the value of the Company for the benefit of its shareholders; and the consultant agrees to perform such consulting services related to all aspects of corporate finance including without limitation non-exclusive dealings in capital markets, trading markets, merger and acquisition markets, and other investment banking and merchant banking activities provided, however, that the services to be provided will not be in connection with the offer or sale of securities in a capital raising transaction (collectively the "Services"). The Services will be performed at the request of the Company, for the rendition of which the Consultant will make available qualified personnel for this purpose and devote such business time and attention to such matters as it shall determine is required.

B. The Consultant has provided the Services for numerous publicly held and privately held companies. Its personnel who will participate in the rendition of these services have handled the equity financing of various substantial corporations including Franklin Mint, International Protein and others and have arranged for and participated in acquisitions by Softbank and similar companies.

C. The Company recognized the substantial experience and knowledge of the Consultant with respect to the Services.

D. The Company further recognizes that it is in the best interests of the Company to engage the Consultant for the rendition to the Company of the Services on a non-exclusive basis.

Based upon the foregoing, in consideration of mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Recitals. The Recitals to this Agreement are hereby incorporated into this Agreement as though full restated herein.

2. Engagement. The Company hereby engages the Consultant, and the Consultant hereby accepts engagement by the Company, upon the terms and conditions set forth in this Agreement.

3. Term. The term of this Agreement shall begin as of the date hereof (the "Commencement Date") and shall continue for a period ending on a date one year from the date hereof (the "Expiration Date"), provided, however, the Company may in its sole discretion terminate this Agreement upon 10 days prior written notice to the Consultant at any time after six months from the Commencement Date.

4. Consulting Services Compensation

         a. $10,000 will be paid to the Consultant on the execution ereof, which sum shall be transmitted by the Company by SWIFT in accordance with wire transfer instructions to be provided by the Consultant.

         b. The Company shall sell to the Consultant, as compensation for its services under this Agreement, on million (1,000,000) shares of original issue restricted common stock ("Compensation Shares"). The per Compensation Share price shall be its par value of $.0002, aggregating a price of $200, for the Compensation Shares, which price has been paid contemporaneously herewith and receipt of which by the Company is hereby acknowldedged. The Compensations Shares shall be issues in tow 500,000-share certificates (the "Certificate") in the name of Tecumseh Holdings Corporation, which Certificates hsall be delivered on the Commencement Date by way of one Certificat to the Consultant and one Certificate in escrow (the "Escrowed Certificate"). The Consultant warrants and represents to the Company that the Consultant will acquire the Compensation Shares for its own account for its own accunt and withut a view toward the distribution thereof. The Consultant has reviewed all fo the offering documetntation as revised, relating othe Company's recent private placement.

         c. The Excrowed Certificate shall be retained by the transfer agent of the Company, Transfer Online (the "Escrow Agent") who shall hold such Certificate in safekeeping in escrow for a period of six months commencing on the Commencement Date (the "Escrow Period") and shall, on the last day of such Escrow Period, deliver the Escrowed Certificate to the Consultant.

         d. The Escrow Agent shall not be liable to the Company, the Consultant or to any other person with respect to any action taken or omitted to be taken by the Escrow Agent in good faith; shall be entitiled to rely on any documents which the Escrow Agent believes comply iwht the requirements hereof; shall be indemnified by the parties, jointly and severally, against any claimer charge made against the Escrow Agent by reason of the Escrow Agent's acting ro failure to act in connection with any of the transactions contemplated hereby, and against any loss the Escrow Agent may sustain in carrying out the terms of this agreement, except as a result of the Escrow Agent's willful neglect; and shall be entitled, during the Escrow Period, to resign as escrow agent by notice thereof to each of the parties, dispatched not less than three days prior to the effective date of such resignation and shall thereupon dispose of the Escrowed Stock in accordance with the joint instructions of the parties.

         e. In the event of any future registration of its shares made by the Company the Consultant shall have the right to piggyback thereto all or any part of the Compensation Shares. The Company shall notify the Consultant in writing of such prospective registration not less than 30 days prior to he filing of the initial registration statement and the Consultant, prior to such filing, shall notify the Company in writing of the Consultant's election to register the Compensations Shares and the number of such shares to be registered. Such registration shall not be part of any distribution thereof but shall be registered on an "at-the-market" basis under Rule 415.

         f. The Company may in the future provide the Consultant with such additional compensation as the Company and the Consultant shall mutually agree for any additional services by the Consultant not provided for in this Agreement.

5. Duties. Pursuant to the terms of this Agreement, the Consultant shall perform the Services, during the Engagement Period, at the request of the Company's Board of Directors, its designee or President. The Consultant will make available qualified personnel for this purpose and devote such business time and attention to such matters as it shall determine is required. In addition to the activities constituting the Services as described above in Recital A, the Services shall include, but not be limited to strategic planning, planning meetings with investment community, assisting the Company's management in designing the Company's Business Plan, "growth-by Acquisition" strategy, the preparation or assistance in the preparation of the Company's Corporate Profile and other literature as requested.

6. Nature of Engagement. The Company is engaging the Consultant as an independent contractor whereby nothing in this Agreement shall be construed to create an employer-employee relationship between the parties. The services to be provided will not be in connection with the offer or sale of securities in a capital-raising transaction. Consultant acknowledges and agrees that this Agreement is non-exclusive with respect to the Company and that nothing contained herein shall prohibit the Company from engaging another party to perform investment banking or advisory services, including services similar or identical to the Services being rendered by Consultant, during the term hereof.

7. Expenses. Upon receipt of requests from the consultant for reimbursement, the Company shall reimburse the Consultant for all reasonable and necessary expenses the Consultant incurs, prior to and after the date of this Agreement in performing its duties in connection with this Agreement. The Consultant shall be required to receive written authorization from the Company prior to incurring any expenses.

8. Notices. Any notice, report or demand required, permitted or desired under this Agreement shall be sufficient if in wirting and delivered by certified mail, returned receipt requested, Federal Express (or similar courier), telegram, or receipted hand delivery, at the following addresses (or such other addresses designation by proper notice.

If to the Company:         If to the Consultant:     If to the Escrow Agent:

Jonathan Herzog            Thomas C. Souran          Transfer Online
IT Technology, Inc.        Tecumseh Holdings Corp    227 Southwest Pine St.
15303 Ventura Boulevard    115 River Road            Suite 300
9th Floor                  Building 9                Portland, Oregon 97204
Sherman Oaks, Ca 91403     Edgewater, NJ 07020       Fax: 503-227-6874
Fax: 818-380-3021          Fax: 201-904-9200

Any notice otherwise delivered shall be deemed given when actually received by recipient.

9. Miscellaneous.

         a. Governing Law. This Agreement shall be governed by interpreted and enforced in accordance with laws of the State of California and all disputes which may arise between the parties shall be settled by arbitration before the American Arbitration Association in the city of the respondent in accordance with its rules then obtaining.

         b. Entire Agreement. This instrument contains the entire agreement of the parties concerning engagement and may not be changed or modified except by written agreement duly executed by the parties hereto.

         c. Confidentiality. Except as may otherwise be required by law, the sepecific provisions of this Agreement shall remain strictly confidential. Notwithstanding the foregoing, the parties agree that Consultant shall disclose that it is being compensated by the Company in all of its promotional releases to the public, in accordance with the Act. Neither the company nor the Consultant shall, wither directly or indirectly through their respective officers, directors, employees, shareholders, partners, joint ventures, agents, consultants, contractor, affiliates, or any other person, disclose communicate, disseminate or otherwise breach the confidentiality of all or any provision of this Agreement, without the express written consent of both parties to this Agreement.

         d. Assignment. The obligations of the parties under this Agreement shall not be assigned without the written consent of the parties.
Notwithstanding any provisions of this Agreement tot the contrary, however, the Consultant shall be entities to provide that any funds payable or stock issuable to it pursuant to this Agreement shall instead be paid or issued to its designee.

         e. Counterparts and Facsimile. This Agreement may be executed in counterparts, and all counterparts will be considered as part of one agreement binding on all parties to this Agreement. This Agreement may be executed via facsimile, which signatures shall be deemed legal and binding as an original signature hereto.

         f. Severability. If any terms, condition or provision of this Agreement or the application thereof to any party or circumstances, shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, condition or provision to parties or circumstances other than those as to which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, condition and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.


                                Very truly yours,

                                TECUMSEH HOLDING CORPORATION



                                By: /s/ Thomas C. Souran
                                THOMAS C. SOURAN, Chairman



ACCEPTED AND AGREED:                        ACCEPTED AND AGREED
I.T. TECHNOLOGY, INC.                       TRANSFER ONLINE


By: /s/ Daniel Aharonoff                    By:
DANIEL AHARONOFF, President

Dated: As of September 1, 2002